Exhibit 99.3

Consent of Director Nominee

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, New Jersey 07728

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Jensyn Acquisition Corp. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 20th day of November, 2015.

/s/ Philip H. Politziner
Philip H. Politziner